Exhibit 3.1

CERTIFICATE OF ELIMINATION OF THE SERIES SRP JUNIOR PARTICIPATING PREFERENCE STOCK OF
TELEFLEX INCORPORATED

Pursuant to Section 151(g)
of the General Corporation Law
of the State of Delaware

Teleflex Incorporated, a corporation organized and existing under the laws of the State of Delaware (the “Company”), in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, hereby certifies as follows:
1.That, pursuant to Section 151 of the General Corporation Law of the State of Delaware and authority granted in the Certificate of Incorporation of the Company (the “Current Charter”), as theretofore amended and/or restated, the Board of Directors of the Company, by resolution duly adopted, authorized the issuance of a series of one hundred thousand (100,000) shares of Series SRP Junior Participating Preference Stock, par value $1 per share (the “Preferred Stock”), and established the voting powers, designations, preferences and relative, participating and other rights, and the qualifications, limitations or restrictions thereof, and, on December 10, 1998, filed a Certificate of Designation with respect to such Preferred Stock in the office of the Secretary of State of the State of Delaware.
2.That no shares of said Preferred Stock are outstanding and no shares thereof will be issued subject to said Certificate of Designation.
3.That the Board of Directors of the Company has adopted the following resolutions:
WHEREAS, by resolution of the Board of Directors of the Company and by a Certificate of Designation (the “Certificate of Designation”) filed in the office of the Secretary of State of the State of Delaware on December 10, 1998, the Company authorized the issuance of a series of one hundred thousand (100,000) shares of Series SRP Junior Participating Preference Stock, par value $1 per share, of the Company (the “Preferred Stock”) and established the voting powers, designations, preferences and relative, participating and other rights, and the qualifications, limitations or restrictions thereof;
WHEREAS, as of the date hereof, no shares of such Preferred Stock are outstanding and no shares of such Preferred Stock will be issued subject to said Certificate of Designation; and
WHEREAS, it is desirable that all matters set forth in the Certificate of Designation with respect to such Preferred Stock be eliminated from the Certificate of Incorporation, as heretofore amended and/or restated, of the Company.
NOW, THEREFORE, BE IT AND IT HEREBY IS
RESOLVED, that all matters set forth in the Certificate of Designation with respect to such Preferred Stock be eliminated from the Current Charter, as heretofore amended and/or restated, of the Company; and it is further
RESOLVED, that the officers of the Company be, and hereby are, authorized and directed to file a certificate with the office of the Secretary of State of the State of Delaware setting forth a copy of these resolutions whereupon all matters set forth in the Certificate of Designation with respect to such Preferred Stock shall be eliminated from the Current Charter, as heretofore amended, of the Company.
4.That, accordingly, all matters set forth in the Certificate of Designation with respect to the Preferred Stock be, and hereby are, eliminated from the Certificate of Incorporation, as heretofore amended and/or restated, of the Company.
IN WITNESS WHEREOF, the Company has caused this Certificate to be executed by its duly authorized officer this 9th day of March, 2022.

TELEFLEX INCORPORATED

By: /s/ Daniel V. Logue
Name:    Daniel V. Logue
Title:    Corporate Vice President, General Counsel
        and Secretary

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